EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. to Acquire the Midlothian Branch of The Bank of Hampton Roads (Previously Gateway Bank)

MCLEAN, Va., June 29, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that Sonabank has entered into a definitive agreement to purchase all deposits of approximately $46 million, and certain assets of the Midlothian branch office of The Bank of Hampton Roads. The transaction, subject to regulatory approval, is expected to be completed by fourth quarter 2011.

Georgia Derrico, CEO of Sonabank commented: "We wish to extend the warmest welcome to the clients and employees of the Midlothian branch of Hampton Roads. While Sonabank currently has a loan production office in Richmond, the addition of this new customer base will materially increase our presence in that market area."

Southern National Bancorp is headquartered in McLean, Virginia and is the holding company for Sonabank.

The total assets of Southern National Bancorp of Virginia were $590.4 million as of March 31, 2011. With 14 banking offices, Sonabank operates 13 in Virginia, located in McLean, Front Royal, Fairfax, New Market, Reston, Leesburg (2), Warrenton (2), South Riding, Charlottesville, Middleburg, and Clifton Forge. Sonabank also has one banking office in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Southern National Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia, Inc.
         Email address: rporter@sonabank.com
         Website: www.sonabank.com